Ames Department Stores, Inc.
2418 Main Street
Rocky Hill, CT  06067-2598

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 1994

     The Annual Meeting of Stockholders of Ames Department Stores, Inc., a Delaware corporation (the "Company"), will be held at the Radisson Hotel and Conference Center, Cromwell, Connecticut on Wednesday, June 15, 1994 at 10:00 a.m., to consider and act upon the following matters:

     1.the election of five (5) directors for a term of one year or until their successor(s) have been elected and qualified;

     2.the ratification and approval of the appointment of Arthur
     Andersen & Co. as independent certified public accountants and auditors for the Company for the fiscal year ending January 28, 1995;

     3.the approval of the Ames Department Stores, Inc. 1994
     Management Stock Option Plan, as described in the Proxy
     Statement dated May 5, 1994 accompanying this Notice of Annual
     Meeting; and

          4.the transaction of such other business as may properly come before the meeting or any adjournment(s) thereof.

     Pursuant to the By-Laws of the Company, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on April 29, 1994. The stock transfer books of the Company will not be closed. Accordingly, only holders of record of issued and outstanding shares of Priority Common Stock and Common Stock of the Company at such time and on such date will be entitled to notice of and to vote at the Annual Meeting notwithstanding any transfer of any stock on the books of the Company thereafter. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the meeting. In addition, the list will be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting at the Ames store located at 30 Waterchase Drive, Rocky Hill, Connecticut 06067.

                                 By Order of the Board of Directors


Rocky Hill, Connecticut          David H. Lissy
May 5, 1994                      Secretary

EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF FOR ANY REASON YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO THE CLOSE OF BALLOTING.

Ames Department Stores, Inc.
2418 Main Street
Rocky Hill, CT  06067-2598
=====================================================================
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE
15, 1994
- ---------------------------------------------------------------------

GENERAL INFORMATION

    This proxy statement is furnished to holders of record of the Priority Common Stock and Common Stock of Ames Department Stores, Inc. ("Ames" or the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held on June 15, 1994 at 10:00 a.m., and at all adjournments or postponements thereof, for the purposes set forth in the accompanying notice of meeting.

    The mailing address of the principal executive offices of the Company is 2418 Main Street, Rocky Hill, Connecticut 06067-2598 (telephone number 203/257-2000). The enclosed proxy and this proxy statement are first being transmitted to stockholders of the Company, together with the Annual Report on Form 10-K for the fiscal year ended January 29, 1994 ("fiscal year 1994"), on or about May 6, 1994.

    Holders of outstanding shares of Priority Common Stock and Common Stock of record at the close of business on April 29, 1994 (the "Record Date") are entitled to notice of and to vote at the meeting. Stockholders representing a majority of the outstanding shares must be present in person or represented by proxy at the meeting for there to be a quorum for the conduct of business. For this purpose, shares which are present or represented by a proxy will be counted for quorum purposes, regardless of whether the holder of the shares or proxy fails to vote on, or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to, any particular matter. Once a quorum of the stockholders is established, a plurality of the votes represented by shares of Priority Common Stock and Common Stock present in person or represented by proxy at the meeting is necessary for the election of directors; the remaining proposals require approval by a majority of the outstanding shares. For voting purposes on a particular matter (as opposed to establishing a quorum), abstentions and broker non-votes will not be counted. Broker non-votes occur when a broker nominee (which has voted on one or more matters at the meeting) does not vote on one or more other matters because it has not received instructions to so vote from the beneficial owner and does not have discretionary authority to so vote. At the close of business on the Record Date, there were 2,597,919 shares of Priority Common Stock and 17,529,350 shares of Common Stock, par value $.01 per share, of the Company issued and outstanding, each of which is entitled to one vote on each matter to be acted upon at the meeting. The Priority Common Stock and Common Stock are considered one class of stock for voting purposes.

=====================================================================
PROXIES
- ---------------------------------------------------------------------

SOLICITATION: Proxies in the form enclosed are solicited by and on behalf of the Board of Directors of the Company. The persons named in the proxy have been designated as proxies by the Board of Directors.

ACTIONS TO BE TAKEN UNDER PROXY: Shares represented by properly executed proxies received by the Company will be voted at the meeting in the manner specified therein or, if no specification is made, will be voted FOR: (1) election of the five (5) directors listed herein;
(2) the ratification and approval of the appointment of Arthur
Andersen & Co. as the independent certified public accountants and auditors for the Company for the fiscal year ending January 28, 1995; and (3) the approval of the 1994 Management Stock Option Plan. Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting in the discretion of the persons named in the proxy. The management of the Company is not aware of any other matters to be presented for action at the meeting.

EXECUTION: If stock is registered in the names of two or more persons, the proxy must be signed by each of them. If stock is registered in the name of a decedent, the proxy must be signed by an executor or administrator whose title must follow his or her signature. If a stockholder is a corporation, the proxy must be signed by an executive officer whose title must be indicated.

REVOCATION: Any proxy given by a stockholder pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by written notification delivered to the Company, addressed to David H. Lissy, Secretary, Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067-2598, or by executing another proxy bearing a later date or by voting in person at the meeting.

=====================================================================
ELECTION OF DIRECTORS
(Proposal No. 1)
- ---------------------------------------------------------------------
    The Board of Directors of the Company is currently comprised of five (5) members who were selected pursuant to the Third Amended and Restated Joint Plan of Reorganization dated October 23, 1992, pursuant to which Ames emerged from Chapter 11 (the "plan of reorganization"). The Company's bylaws were amended during fiscal year 1994 to change the number of directors constituting the entire board to five members. The five directors are to be elected at the annual meeting of stockholders to hold office until the next annual meeting of stockholders or until the election and qualification of their respective successors. The Board of Directors has nominated the persons named in the table below, all of whom are currently directors of the Company.

    Unless otherwise specified in a duly executed and returned proxy, the shares voted pursuant thereto will be cast for the nominees. If, for any reason, any of the nominees should be unable to accept the nomination or election, such proxy will be voted for the election of a substitute nominee recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unable to serve as a director.

    Set forth below is certain relevant information with respect to each nominee as of March 15, 1994:


                                                                           FIRST
NAME, AGE, PRINCIPAL OCCUPATION,                                           BECAME
BUSINESS EXPERIENCE AND DIRECTORSHIPS                                     DIRECTOR
    PETER THORNER, age 50                                                  1991
       President and Chief Operating Officer since February, 1993;
       Executive Vice President, Chief Operating Officer and Chief
       Financial Officer from December, 1992 to February, 1993;
       Executive Vice President and Chief Financial Officer from
       May, 1990 to December, 1992.  Prior to joining Ames, he was
       Managing Director, Senior Vice President and Chief Financial
       Officer of Wheelabrator Technologies, Inc. from 1987 to
       March, 1990.

    FRANCIS X. BASILE, age 62                                             1992
       Chairman and Chief Executive Officer of the CIT Group/
       Factoring, Inc. until his retirement in January, 1992.
       He was appointed President and Chief Executive Officer
       of the CIT Group/Factoring, Inc. in January, 1986.  Prior
       to his retirement, he was a Director and Chairman of the
       National Commercial Finance Association and a member of
       its Executive Committee.

    PAUL BUXBAUM, age 39                                                  1992*
       Executive Vice President of Buxbaum, Ginsberg & Associates,
       a nationwide retail consulting company, since 1984.  He is also a Director of Richmond Gordman 1/2 Price Stores and
       Herbalife International, Inc., and serves on the Audit,
       Stock Option, Finance and Compensation Committees of
       Herbalife International, Inc.

    ALAN COHEN, age 57                                                    1992
       Chairman of Alco Capital Group, Inc., et al., a diversified financial service and investment company, since 1975, and
       Chief Executive Officer of Russ Toggs, Inc., since November,
       1993.  He is also Chairman of the Board of Marion Oil Corp.
       and Alco Cadillac-Pontiac Sales Corp., and the current court-
       appointed trustee of Tower Financial Corporation.  He formerly served as Chief Executive Officer of Health-Tex, Inc.



    SIDNEY S. PEARLMAN, age 62                                            1992
       Currently retired.  He was formerly Senior Vice President/
       Director of Stores to General Merchandise Manager of Younkers,
       Inc. from 1987 to March, 1991.


    *Chairman of the Board of Directors since July, 1993.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES. YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.



=====================================================================
BOARD MEETINGS AND COMMITTEES
- ---------------------------------------------------------------------

    During fiscal year 1994, the Board of Directors held twelve (12) meetings. Each incumbent director attended at least 75% of the directors' meetings.

    There were no committees of the Board of Directors in fiscal year 1994. The Board of Directors chose to act as a whole on all matters. On March 1, 1994, an Audit Committee was created comprised of Messrs. Basile (Chairman), Buxbaum, and Cohen, and a Compensation Committee was created comprised of Messrs. Pearlman (Chairman), Basile, and Buxbaum.


=====================================================================
EXECUTIVE COMPENSATION
- ---------------------------------------------------------------------

    The following table sets forth each item of compensation paid, earned or awarded to the President and the four other most highly paid executive officers serving at January 29, 1994, and to any terminated executive officers who would qualify for such disclosure if they had not been terminated, over each of the preceding three years. Anthony Lumbrazo, former Senior Vice President - Stores, left the Company on May 21, 1993.


                                   SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                              ----------------------------
                                       ANNUAL COMPENSATION   |       AWARDS       |PAYOUTS|
                                     ------------------------------------------------------
NAME &                                                OTHER  |RESTRICEDd    (#)   | LTIP  |   All
PRINCIPAL                  FISCAL                    ANNUAL  |  STOCKS    OPTIONS/|PAYOUTS|  OTHER
POSITION                    YEAR     SALARY   BONUS*  COMP.  |  AWARDS    SARS (b)|  (c)  | COMP.**
- ---------------------------------------------------------------------------------------------------
                                                             |                    |       |
Peter Thorner               1994    $457,362 $80,595   (a)   |   $-0-       -0-   | $-0-  |  $6,479
 President & Chief          1993     365,365    -0-    (a)   |    -0-     200,000 |  -0-  |   7,894
 Operating Officer          1992     344,000    -0-    (a)   |    -0-       -0-   |  -0-  |   5,437
                                                             |                    |       |
William N. Anderson         1994     304,038  42,544   (a)   |    -0-       -0-   |  -0-  |   1,909
 Senior Vice President,     1993(d)  173,077  50,000   (a)   |    -0-       -0-   |  -0-  |     406
 General Manager, Hardlines 1992                             |                    |       |
                                                             |                    |       |
Anthony M. Lumbrazo         1994(e)   73,846    -0-    (a)   |    -0-       -0-   |  -0-  | 188,302(e)
 Former Senior Vice         1993     206,154    -0-    (a)   |    -0-      50,000 |  -0-  | 147,187(f)
 President, Stores          1992     126,399   9,331   (a)   |    -0-       -0-   |  -0-  |   4,883
                                                             |                    |       |
Donald E. Norman            1994     245,654  39,332   (a)   |    -0-       -0-   |  -0-  |   9,548
 Senior Vice President,     1993     231,731    -0-    (a)   |    -0-     100,000 |  -0-  |   8,156
 Logistics                  1992     227,115  43,335   (a)   |    -0-       -0-   |  -0-  |   2,016
                                                             |                    |       |
Paul G. Leonard             1994     217,019  23,511   (a)   |    -0-       -0-   |  -0-  |   5,819
 Senior Vice President,     1993     150,577  13,000   (a)   |    -0-      50,000 |  -0-  |   2,578
 General Manager, Softlines 1992(g)   97,500  20,000   (h)   |    -0-       -0-   |  -0-  |     159
                                                             |                    |       |
David H. Lissy              1994     210,000  24,331   (a)   |    -0-       -0-   |  -0-  |   3,412
 Senior Vice President,     1993     190,575  18,000   (a)   |    -0-     125,000 |  -0-  |   2,880
 General Counsel and        1992     177,058  41,250   (a)   |    -0-       -0-   |  -0-  |   1,026
 Corporate Secretary                                         |                    |       |

     *Represents certain sign-on and mortgage bonuses and bonuses earned under the Annual Incentive
    Compensation Plan (see below).  For fiscal year 1994, amounts represent earned bonuses to be paid in
    May, 1994.
    **Represents the Company's matching contributions under the Retirement and Savings Plan (see below)
    and excess paid life insurance.
    (a)Represents a car allowance that was below the lesser of $50,000 or 10% of the individual executive's total salary and bonus.
    (b)Stock Appreciation Rights (SARs) were granted to certain members of management and key employees in connection with the plan of reorganization (see below).  There were no options granted to the named executives during the past three fiscal years.
    (c)Ames did not have a long-term incentive plan (LTIP) or pension plan during the covered periods.
    (d)Joined the Company on July 6, 1992.
    (e)Left the Company on May 21, 1993 and was paid $185,538 in severance and vacation pay during fiscal year 1994 (included in "All Other Compensation").
    (f)Includes retroactive pay of $139,114.
    (g)Joined the Company on April 29, 1991.
    (h)Mr. Leonard received a tax reimbursement of $7,643 in fiscal year 1992.  He also received a car allowance that was below the lesser of $50,000 or 10% of Mr. Leonard's total salary and bonus.

=====================================================================

AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR AND FY-END SAR VALUES

    The table below discloses unexercised Stock Appreciation Rights
(SARs) held by the named executive officers as of January 29, 1994. There were no stock options or SARs granted and none of the SARs were exercised by the named executive officers or repriced during fiscal year ("FY") 1994.


           AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR AND FY-END SAR VALUES

                                                   # OF SHARES        VALUE OF
                                                   UNDERLYING       UNEXERCISED
                                                   UNEXERCISED      IN-THE-MONEY
                                                     SARs AT           SARs AT
                                                     1/29/94         1/29/94 ($)
                         (#) SHARES  ($) Value    EXERCISABLE /     EXERCISABLE /
           NAME           EXERCISED   RECEIVED    UNEXERCISABLE     UNEXERCISABLE
    -------------------   ---------   --------   ---------------   ---------------
    Peter Thorner            -0-      $  -0-      133,333/66,667     $ -0- / -0-
    William N. Anderson      -0-         -0-        -0-  /  -0-        -0- / -0-
    Anthony M. Lumbrazo      -0-         -0-       16,667/  -0-        -0- / -0-
    Donald E. Norman         -0-         -0-       66,667/33,333       -0- / -0-
    Paul G. Leonard          -0-         -0-       33,333/16,667       -0- / -0-
    David H. Lissy           -0-         -0-       83,333/41,667       -0- / -0-



    In connection with the plan of reorganization, SARs exercisable only for cash, equivalent to 1.2 million shares of the new Common Stock were granted to certain members of management and key employees as compensation for their efforts in restructuring Ames and enabling it to emerge from Chapter 11. After certain exercises and forfeitures (related to terminated officers), SARs equivalent to approximately 1.0 million shares were outstanding as of January 29, 1994. One-third of these SARs vested on December 30, 1992 (the "Consummation Date" of Ames' plan of reorganization); one-third vested on December 30, 1993; and the remaining one-third will vest on December 30, 1994. Each SAR entitles the recipient upon exercise (which may not be later than five years after the Consummation Date), to receive in cash the excess of the average closing price of a share of Common Stock during the ten trading days prior to the exercise date, over the average closing price of a share of Common Stock during the 60 trading days after the Consummation Date. The average closing price for the 60 trading days after the Consummation Date was $2.96 per share. During fiscal year 1994, 16,667 SARs were exercised.

    Subsequent to fiscal year-end 1994, and through April 30, 1994, the following named executive officers (those listed in the Summary Compensation Table) exercised the following amounts of SARs: Anthony Lumbrazo (16,667), Donald Norman (66,665) and David Lissy (50,000).

=====================================================================

ANNUAL INCENTIVE COMPENSATION PLAN

    The Company has an Annual Incentive Compensation Plan (the "Annual Bonus Plan") that is subject to annual review by the Board of Directors. The Annual Bonus Plan provides annual incentive cash bonuses based on the achievement of the Company's financial goals for the year (and customer service goals for store and field management beginning in fiscal year 1994). Pursuant to the Annual Bonus Plan, bonuses for fiscal year 1994 will not be paid until May, 1994. Participants must be active Ames' employees at the time the bonus payments are made to earn a bonus. No bonus payments were made to the named executive officers (those listed in the Summary Compensation Table) during fiscal year 1994.

RETIREMENT AND SAVINGS PLAN

    The Retirement and Savings Plan is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Employees who have reached the age of 21 are eligible to participate after one year of service provided they have completed at least 1,000 hours of service in a 12-month period. Participants may generally reduce their taxable income by up to 18%, less after-tax contributions (of up to 18% of compensation), and have Ames contribute such amounts to the Retirement and Savings Plan on a pre-tax basis. Ames matches 50% of a participant's contributions, up to 5% of such participant's compensation. Participants who terminate their employment with Ames are generally entitled to receive the full amount of their contributions and, depending on the length of the participant's service to Ames, a portion of the Company's matching contributions.

    The following table sets forth as to the named executive officers (those listed in the Summary Compensation Table) and all other officers and employees of Ames as a group the aggregate matching contributions by Ames under the Retirement and Savings Plan during fiscal year 1994:

                                           AGGREGATE MATCHING
                                              CONTRIBUTIONS
                                           ------------------

    Peter Thorner                                  $4,974
    William N. Anderson                               588
    Anthony M. Lumbrazo                             1,962
    Donald E. Norman                                6,137
    Paul G. Leonard                                 5,409
    David H. Lissy                                  2,100

    All other employees and officers           $2,289,469

RETIREMENT PLAN

    Ames has an unfunded Retirement Plan for Officers/Directors (the "Retirement Plan"). Every person who is employed by Ames as an officer or director when he or she retires, dies or becomes disabled and who (i) served as both a full-time officer and a director of Ames and has completed five years of service in both of these capacities, or (ii) served as a director of Ames and has completed 10 years, not necessarily consecutive, of service to Ames, is eligible for benefits under the Retirement Plan.

    Benefits are payable upon termination of employment due to retirement, death or disability. The annual benefit is equal to two-thirds of the participant's average annual base salary during the five-year period immediately preceding such termination of employment. The maximum annual benefit under the Retirement Plan is $100,000 ($150,000 in the case of a participant who served as President and Chief Operating Officer). The annual benefit is reduced by an amount equal to such participant's annual Social Security benefits. Each participant in the Retirement Plan is entitled to benefits for a period of 10 years. Upon the earlier death of the participant, the then present value of all unpaid
benefits will be paid to the participant's estate.   Peter Thorner,
current President, Chief Operating Officer and director, is currently projected as the only individual who may qualify for benefits under this plan. As of January 29, 1994, Mr. Thorner had completed two years and ten months of credited service as a full-time officer and director of Ames. No payments have been made under this plan subsequent to April 25, 1990, the Company's Chapter 11 filing date.


=====================================================================
COMPENSATION OF DIRECTORS
- ---------------------------------------------------------------------

    Ames' directors who were not full-time Ames employees received $35,000 for fiscal year 1994 in director's fees ($70,000 per year for the Chairman) and were reimbursed for their expenses. An additional payment of $8,750 was made during the first quarter of fiscal year 1995 to each outside director for services rendered during fiscal year 1994. In addition, Sidney S. Pearlman was paid $20,625 in the fiscal year ended January 29, 1994 for consulting services.

    For fiscal year 1995, outside directors' compensation has been increased to $40,000 in director's fees ($80,000 for the Chairman) for six regular meetings and $3,000 for each additional Board meeting. Directors will also be compensated at the rate of $10,000 per year for up to four meetings for each committee on which they serve and $2,500 for each additional committee meeting.

=====================================================================
EMPLOYMENT CONTRACTS, TERMINATION, SEVERANCE AND CHANGE-OF-CONTROL
ARRANGEMENTS
- ---------------------------------------------------------------------

INCOME CONTINUATION PLAN

    The named executive officers of Ames participate in an Income
Continuation Plan ("ICP"), which guarantees up to one year's salary in the event of termination other than for cause. Certain other officers of Ames also participate in the ICP.

=====================================================================

KEY EMPLOYEE CONTINUITY BENEFIT PLAN

    Ames has a Key Employee Continuity Benefit Plan (the "Continuity Plan") that covers all officers (Vice President and above) and certain other employees of Ames. If the employment of any participant in the Continuity Plan is terminated by the Company other than for death, disability, cause (as defined in the Continuity Plan) or by the participant for good reason (as defined in the Continuity
Plan) within 18 months after a change of control of Ames, the participant will receive a lump sum cash severance payment. The severance payment is 2.99 times Base Compensation for the President and Executive Vice Presidents, 2 times Base Compensation for Senior Vice Presidents and selected Vice Presidents, and 1 times Base Compensation for other Vice Presidents. Base Compensation is defined generally as the sum of the participant's annual base compensation in effect immediately prior to the participant's termination plus one-third of the value of the cash and stock bonuses paid to the participant during the 36 months ending on the date of termination. For purposes of the Continuity Plan, a change of control includes, but is not limited to, the acquisition by any person of beneficial ownership of 20% or more of the Company's outstanding voting securities or the failure of the individuals who constituted the Board of Directors at the beginning of any period of 12 consecutive months to continue to constitute a majority of the Board during such period.

    On September 2, 1992, pursuant to applicable provisions of the Continuity Plan, the Board of Directors of Ames adopted a resolution providing that none of the events to occur in connection with the consummation of the plan of reorganization constituted a change of control for purposes of the Continuity Plan.

=====================================================================
ADDITIONAL INFORMATION WITH RESPECT TO BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS
- ---------------------------------------------------------------------

    Peter Thorner, a member of the Board of Directors of the Company, is, and was during fiscal year 1994, an executive officer of the Company. However, he did not participate in Board deliberations in fiscal year 1994 relating to his own executive compensation.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that would otherwise incorporate future filings, including this Proxy Statement, in whole or in part, the Board of Directors Report on Executive Compensation and the Performance Graph that follow below shall not be incorporated by reference into any such filings.


=====================================================================
THE BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION
- ---------------------------------------------------------------------

    The Company's Board of Directors (the "Board") is responsible for approving the compensation to be paid to the Company's principal executive officers, including the President. There were no committees of the Board during fiscal year 1994. The Board chose to act as a whole on all matters. As previously noted, a Compensation Committee was created on March 1, 1994. Set forth below is a report submitted by the Board regarding the compensation policies for fiscal year 1994, as they related to the Company's principal executive officers, including the President.


=====================================================================

COMPENSATION POLICIES

    In April of each year, the Board generally reviews management's proposed annual salaries for principal executive officers for the remainder of the new fiscal year and the beginning of the next fiscal year. In determining whether to accept management's proposed salaries, or recommend different salaries, the Board considers a number of factors, including but not limited to the following: (1) the Company's financial performance for the prior fiscal year, including whether the Company had a net profit or loss, the amount thereof, the reasons for such performance, and whether such performance was primarily as a result of the executive officers' performance, or whether the performance might have related to unforeseen events or events not in the executives' control; and (2) the extent to which an executive officer achieved certain objectives in his or her area of primary responsibility that might have been set in the prior fiscal year, or otherwise made a significant contribution to the Company. In its review of management's proposed bonuses under the Annual Bonus Plan for a fiscal year, the Board utilizes criteria similar to that which it uses in reviewing annual salaries.

FISCAL YEAR 1994 EXECUTIVE COMPENSATION

     The Board was selected pursuant to the terms of the plan of reorganization and the Company emerged from Chapter 11 bankruptcy on December 30, 1992. The Board met twice prior to the start of fiscal year 1994 and was informed at that time of the Company's recent financial performance and management's plan designed to return the Company to profitability. The Board subsequently accepted management's salary recommendations for fiscal year 1994, and the recommendations for eligible participants in, and the Company's goals for, the Annual Bonus Plan for fiscal year 1994. Pursuant to the ICP, Anthony Lumbrazo's severance pay was equal to one year's salary.

FISCAL YEAR 1994 PRESIDENT COMPENSATION

    In approving Peter Thorner's compensation for fiscal year 1994, the Board reviewed the same factors that it utilized in accepting management's recommendations of the compensation for the Company's other principal executive officers (see above). In addition, the Board recognized that Mr. Thorner would be entitled to a higher compensation level in fiscal year 1994 as compared to the prior year upon assuming the responsibilities of President and Chief Operating Officer.


The Board of Directors

Francis X. Basile
Paul Buxbaum
Alan Cohen
Sidney S. Pearlman
Peter Thorner

=====================================================================
PERFORMANCE GRAPH
- ---------------------------------------------------------------------

    The following chart compares the changes in the cumulative total return on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market Index (U.S. Companies) and the cumulative total return of the NASDAQ Retail Stock Index for the period commencing on December 30, 1992 (the first day of trading in the Company's Common Stock) and ending on January 30, 1993 and for the quarterly periods during the fiscal year ended January 29, 1994. The chart assumes that the value of the investment in Ames Department Stores, Inc. and each index was $100 on December 30, 1992 and that all dividends were reinvested.





                                        Performance Graph Chart

                                       12/30/92   1/29/93  4/30/93  7/30/93  10/30/93  1/28/94
Ames Department Stores, Inc.               $100      $238     $192     $131      $104     $154
CRSP Index for NASDAQ Stock Market          100       104       98      105       115      118
  (U.S. Companies)
CRSP Index for NASDAQ Retail Companies      100        99       90       96       109      106



=====================================================================
TRANSACTIONS WITH MANAGEMENT
- ---------------------------------------------------------------------

    To the knowledge of Ames, there were no related transactions or business relationships, with directors or executive officers of Ames during fiscal year 1994, or any currently proposed, that would require disclosure.


=====================================================================
SECURITY OWNERSHIP OF MANAGEMENT
- ---------------------------------------------------------------------

    As of March 15, 1994, the Company's directors and officers as a group were beneficial owners of 86 shares of the Common Stock. As used herein, "beneficial ownership" means the sole or shared power to vote or invest either Priority Common Stock, Common Stock, or Warrants. James J. Aglio, Jr. and David Covitz, both Vice Presidents and officers of the Company, had inadvertent untimely reportings on Forms 4 regarding the receipt of the above 86 shares under Ames' plan of reorganization. To the knowledge of Ames, there were no other director or officer reporting delinquencies.

    The Company is not aware of any arrangements, including any pledge by any person of securities of the Company, which may at a subsequent date result in a change of control of the Company.


=====================================================================
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
- ---------------------------------------------------------------------

    Through May 4, 1994, Ames is not aware of any public filings reflecting any beneficial ownership of more than 5% of the combined total outstanding shares of the Priority Common Stock and Common
Stock on the Record Date.


=====================================================================
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(PROPOSAL NO. 2)
- ---------------------------------------------------------------------

    The Board of Directors has appointed Arthur Andersen & Co., independent public accountants, as auditors of the Company for the fiscal year ending January 28, 1995, subject to ratification by stockholders at the Annual Meeting. It is intended that, unless otherwise directed by the stockholders, proxies will be voted for the ratification and approval of this appointment. A representative of the firm of Arthur Andersen & Co. will be present at the meeting to make such statements as that firm may desire and to answer questions by stockholders.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
APPOINTMENT OF THE NAMED AUDITORS.  YOUR PROXY WILL BE SO VOTED
UNLESS YOU SPECIFY OTHERWISE.

=====================================================================
APPROVAL OF 1994 MANAGEMENT STOCK OPTION PLAN
(PROPOSAL NO. 3)
- ---------------------------------------------------------------------

    The Board of Directors of the Company has approved the 1994
Management Stock Option Plan (the "Plan"), subject to the approval by the Company's shareholders at this Annual Meeting. A description of the material features of the Plan are set forth below.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ADOPTION OF THE PLAN.  YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY
OTHERWISE.

GENERAL

    The Board of Directors of the Company and its Compensation Committee have approved the Plan, subject to stockholder approval. The purpose of the Plan is to provide certain key employees of the Company and its subsidiaries an opportunity to acquire an ownership interest in the Company and thereby create in such employees an increased interest in and greater concern for the welfare of the Company, to retain their continued employment, and to secure and retain the services of persons capable of filling key positions with the Company and its subsidiaries. Pursuant to the Plan, the Company may grant options with respect to an aggregate of up to 1,700,000 shares of Common Stock, with no individual optionee to receive in excess of 200,000 shares of Common Stock upon exercise of options granted under the Plan. Options granted pursuant to the Plan may be either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). Shares of Common Stock subject to options may be either authorized but unissued shares, or previously issued shares acquired or to be acquired by the Company and held in its treasury, or both, at the discretion of the Company.

SUMMARY OF THE PLAN

    ADMINISTRATION: The Plan will be administered by the Compensation Committee of the Board of Directors of the Company, which is comprised of no fewer than three "disinterested persons" within the meaning of Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of whom shall also be "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. The members of the Compensation Committee are: Sidney Pearlman, Francis Basile, and Paul Buxbaum. Any or all powers and functions of the Compensation Committee may be exercised at any time and from time to time by the Board of Directors or an executive committee of the Board of Directors (the "Executive Committee"), provided all of the members of the Board or the Executive Committee are "disinterested persons" within the meaning of Rule 16b-3.

(References in this discussion to the "Committee" include the Compensation Committee, the Board of Directors and the Executive Committee to the extent any of the foregoing administers the Plan.) The authority of the Committee includes, among other things, determining the persons to whom options are granted, the timing of any grants, the number of shares subject to each option, the purchase price of each share which shall be subject to each option, the period of exercisability and the other terms and provisions thereof.

    Officers subject to Section 16(a) of the Exchange Act may not, and the Committee also has the authority to require, as a condition to any grant, that any other grantee also may not, sell or otherwise dispose of shares acquired pursuant to the exercise of an option within six months of the date an option is granted.

    ELIGIBILITY: Options may be granted to salaried key employees of the Company or any subsidiary or parent corporation of the Company now existing or subsequently formed or acquired.

    GRANT, TERMS AND CONDITIONS OF OPTIONS: The Company will not receive any monetary consideration for granting options.

    The exercise price for each share subject to an option will be an amount that the Committee determines, in its good faith judgement, to be not less than 100% of the fair market value of the Common Stock on the date the option is granted. In the case of ISOs, however, the exercise price per share of ISOs granted to any holder of capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary parent corporation) will be in an amount that the Committee determines, in its good faith judgement, to be not less than 110% of the fair market value of the Common Stock on the date the ISO is granted.

    Under the Plan, fair market value per share means:

       (1) if the shares are listed on a national securities exchange or reported on the NASDAQ Stock Market--National Market ("NASDAQ-NMS"), the last reported sale price per share on such exchange or such system on the date the option is granted or, if the shares are not traded or reported on such date, then on the closest preceding date on which such shares were traded or reported; or

       (2) if the shares are not listed on a national securities exchange or reported on NASDAQ-NMS but are quoted in the over-the-counter market, the average of the closing bid and ask quotations in such market for such shares on the date the option is granted or, if there are no such quotations on such date, then on the closest preceding date on which such quotations are available; PROVIDED, HOWEVER, that if, in the judgment of the Committee, there is not a regular, active public market for the shares, fair market value per share shall be determined by the Committee in its good faith judgment. The determination by the Committee of fair market value will be conclusive and binding.

    Payment for shares purchased upon the exercise of options may be in cash or, if the terms of an option so provide, with other shares of Common Stock or an executed promissory note on such terms and conditions as the Committee shall determine.

    Options granted under the Plan are exercisable at such times, in such amounts and during such period or periods as the Committee may determine at the date the option is granted. ISOs, however, are not exercisable after ten years from the date of grant and, in the case of a person who at the date of grant owns capital stock of the Company (or any subsidiary or parent corporation) representing 10% or more of the voting power of the Company (or any subsidiary or parent corporation), are not exercisable after five years from the date of grant. Except as otherwise provided under the Code, if the aggregate fair market value of shares subject to ISOs (under any plan of the Company or any subsidiary or parent corporation of the Company) exercisable for the first time in any calendar year exceeds $100,000, such options will be treated as NQSOs.

    In addition, the Committee has the right to accelerate, in whole or in part, from time to time, conditionally or unconditionally, the right to exercise any option granted under the Plan.

    In the event of retirement, termination by the Company of employment with or without cause, termination of employment by an optionee with or without good reason or upon death or disability, special rules will apply regarding the exercisability of options.

    Options may not be transferred except by will or the laws of descent or distribution.

    If the terms of an option so provide, in the event of a "change in control" of the Company, all such options shall immediately become exercisable. The Committee, in its sole discretion, may determine that, upon the occurrence of a "change in control," each option outstanding under the Plan shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share subject to such option, an amount in cash or other property, or any combination thereof, equal to the excess of the aggregate fair market value at the time of such transaction of the shares subject to such option over the aggregate exercise price therefor. The foregoing provision does not apply to options granted to officers subject to Section 16(a) of the Exchange Act within six months prior to a change in control, unless an exemption from liability under Section 16(b) of the Exchange Act is otherwise available.

    EFFECT OF CHANGE IN COMMON STOCK: In the event of any change in the Common Stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or other like change in capital structure of the Company, an adjustment will be made to each outstanding option so that such option thereafter is exercisable for such securities, cash and/or property as would have been received had such option been exercised in full immediately prior to such transaction and been exchanged in such transaction. An adjustment will be made successively each time any such change occurs.

    AMENDMENT OR TERMINATION: The Board of Directors of the Company may at any time amend or terminate the Plan, provided that no such action affects or impairs the rights of an optionee under any previously granted option. Notwithstanding the foregoing, without the approval of the Company's stockholders, no amendment or change may be made (a) increasing the total number of shares of Common Stock reserved for options under the Plan (other than an increase resulting from an adjustment), (b) reducing the exercise price of any ISO, (c) modifying the provisions of the Plan relating to eligibility or (d) materially increasing the benefits accruing to participants under the Plan.


=====================================================================

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The statements in the following paragraphs are based on federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time. The law is technical and complex and the statements represent only a general summary of some of the applicable provisions.

    INCENTIVE OPTIONS

    ISOs under the Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

    Under the Code, the grantee of an ISO generally is not subject to regular income tax upon the receipt or exercise of such ISO (except that the alternative minimum tax may apply). If after exercising an ISO, an employee disposes of the shares of Common Stock so acquired after the longer of two years from the date of grant or one year from the date of transfer of shares of Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will normally recognize a long-term capital gain or loss equal to the excess, if any, of the amount received for the shares of Common Stock over the exercise price. If, however, an employee does not hold the shares of Common Stock so acquired for the applicable holding period, the disposition is normally a "disqualifying disposition," and the employee would recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares of Common Stock over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be ordinary income and the balance, if any, will be long-term or short-term capital gain depending on whether the holding period for the shares of Common Stock exceeded one year and provided that the employee held such shares as a capital asset at such time.

    If, in a disqualifying disposition, the employee sells the shares of Common Stock at a price that is below the fair market value of the shares of Common Stock at the time the ISO was exercised, the amount of ordinary income will be limited to the amount by which the amount realized on the sale exceeds the exercise price.

    An employee who exercises an ISO by delivering shares previously acquired pursuant to the exercise of an ISO is treated as making a "disqualifying disposition" of such shares if the employee delivers such shares before the expiration of the applicable holding period with respect to such shares. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, it would appear that the employee would not recognize gain or loss with respect to such previously acquired shares.

    A deduction will not be allowed to the Company for federal income tax purposes with respect to the grant or exercise of an ISO or the disposition, after the applicable holding period, of the shares of Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, a federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company, is reasonable and the Company satisfies its withholding obligation, if any, with respect to such income.


=====================================================================

    NON-QUALIFIED OPTIONS

    A NQSO is an option that does not qualify as an "incentive stock option" under Section 422(b) of the Code. An individual who receives a NQSO will not recognize any taxable income upon the grant of such NQSO. Generally, upon exercise of a NQSO, an individual will be treated as having received ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price.

    Any optionee who is an officer of the Company or a beneficial owner of more than ten percent (10%) of any class of registered equity securities of the Company should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder that are related thereto, the timing of income recognition is deferred for any period following the exercise of a NQSO (i.e., the "Deferral Period"). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of Common Stock pursuant to the exercise of the option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares of Common Stock over their exercise price, recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

    The ordinary income recognized with respect to the transfer of shares of Common Stock or receipt of cash upon exercise of a NQSO under the Plan will be subject to both wage withholding and employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of a NQSO, an individual may satisfy the liability in whole or in part by directing its Company to withhold shares of Common Stock from those that would otherwise be issuable to the individual or by tendering other shares of Common Stock owned by the individual. The withheld shares of Common Stock and other tendered shares will be valued at their fair market value as of the date that the tax obligation arises. Individuals who, by virtue of their positions with the Company, are subject to Section 16(b) of the Exchange Act may elect this method of satisfying the withholding obligation only during certain restricted periods.

    An individual's tax basis in the shares of Common Stock received on exercise of a NQSO will be equal to the amount of any cash paid on exercise, plus the amount of ordinary income recognized by such individual as a result of the receipt of such shares of Common Stock. The holding period for such shares would begin just after the transfer of shares of Common Stock or, in the case of an officer or beneficial owner of more than 10% of any class of registered equity securities of the Company who does not elect to be taxed as of the exercise date, just after the expiration of the Deferral Period, if any. A deduction for federal income tax purposes will be allowed to the Company in an amount equal to the ordinary income taxable to the individual, provided that such amount constitutes an ordinary and necessary business expense, is reasonable and the Company satisfies its withholding obligation with respect to such income.

    If an individual exercises a NQSO by delivering shares to the Company, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NQSO as if he or she had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. So long as the individual receives a separate identifiable stock certificate therefor, the tax basis and the holding period for that number of shares of Common Stock received on such exercise that is equal to the number of shares surrendered on such exercise will be equal to the tax basis and include the holding period of those shares surrendered. The individual's tax basis and holding period for the additional shares received on exercise of a NQSO paid for, in whole or in part, with shares will be the same as if the individual had exercised the NQSO solely for cash.

    CHANGE IN CONTROL

    As described above, if the terms of an option so provide, upon a "change in control" of the Company, all such options shall immediately become exercisable. In general, if the total amount of payments to optionees that are contingent upon a "change of control" of the Company (as defined in Section 280G of the Code), including payments upon the exercise of options under the Plan that vest upon a "change in control," equals or exceeds three times the recipient's "base amount" (generally, such recipient's average annual compensation for the five years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to the Company and the recipient would be subject to a 20% excise tax on such portion of the payments.

CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    With certain exceptions, Section 162(m) of the Code limits the Company's deduction for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a NQSO or the disqualifying disposition of stock purchased pursuant to an ISO). This limitation may apply to options granted under the Plan.

=====================================================================
STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING
- ---------------------------------------------------------------------

    Stockholder proposals which are intended to be presented at the 1995 Annual Meeting of Stockholders must be received at the principal executive offices of the Company on or before January 5, 1995. To be eligible for inclusion in the Company's proxy statement and form of proxy relating to such meeting, a proposal must conform to the requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder. Any such proposal should be submitted to the attention of David H. Lissy, Secretary, Ames Department Stores, Inc., 2418 Main Street, Rocky Hill, CT 06067-2598.


=====================================================================
FORM 10-K OR QUARTERLY REPORTS
- ---------------------------------------------------------------------

    To receive additional financial information about Ames, please write to Margaret E. Wyrwas, Vice President, Corporate Communications & Investor Relations, MS # 1030, 2418 Main Street, Rocky Hill, CT
06067-2598.


=====================================================================
EXPENSES OF SOLICITATION
- ---------------------------------------------------------------------

    The expenses of solicitation of proxies hereunder will be paid by the Company. Proxies will be solicited by mail. They may also be solicited by directors, officers and employees of the Company (personally, by mail, telegraph or telephone), but such persons will not be specifically compensated for such services. The Company will reimburse banks, brokers, nominees and other custodians and fiduciaries for their reasonable out-of-pocket expenses in forwarding the proxy soliciting materials to their principals.


=====================================================================
OTHER MATTERS
- ---------------------------------------------------------------------

    The Board of Directors does not intend to present any other business at the meeting and knows of no other matter which will be properly presented. If, however, any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgement on such matters.


                                  By order of the Board of Directors


May 5, 1994                       David H. Lissy,
                                  Secretary